UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to §240.14a-12

FNB Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

The following material was mailed to shareholders of FNB Corporation on August 20, 2007, in connection with FNB Corporation’s proposed merger of equals with Virginia Financial Group, Inc.

August 17, 2007

Dear Fellow Shareholders:

As we have publicly announced, FNB Corporation (FNB) has entered into an Agreement and Plan of Reorganization with another major Virginia-based bank holding company, Virginia Financial Group, Inc. (VFG), pursuant to which the two bank holding companies will merge and the three banks owned by the two companies will also merge to create the largest independent commercial bank headquartered in Virginia.

The proposed merger with VFG offers the ability to immediately and substantially enhance shareholder value for FNB shareholders and, at the same time, provides FNB with an equal partner’s role in the future management and strategy of the new company.

Upon consummation of this transaction, the shareholders of FNB will receive 1.585 shares of the new holding company formed by the merger for each FNB share and, as a result, FNB shareholders will own slightly more than 52% of the new company. Also, it is anticipated that your dividend will increase by slightly over 20% as a result of the merger.

Both the headquarters for the new bank and the operations center for the new bank will be located in Christiansburg. The chairman of the new bank will be Dr. Raymond D. Smoot, Jr., Chairman of First National Bank, and its chief executive officer will be Gregory W. Feldmann, President and CEO of First National Bank and COO of FNB.

The headquarters of the new holding company will be in Charlottesville. William P. Heath, Jr., President and CEO of FNB, will serve as chairman of the new holding company’s board of directors and O. R. Barham, Jr., who is the Chief Executive Officer of VFG, will serve as chief executive officer of the new holding company. FNB and VFG will each designate one-half of the directors of the new holding company and of the new bank.

We are very excited about the opportunities that this merger will bring to our company, our shareholders, and our customers. We enclose a brief summary of highlights of the proposed merger, which we are confident you will find impressive, along with a copy of the press release issued when the merger was announced.

In due course, you will receive a detailed proxy statement that will set forth full information concerning the transaction. It is very important that you review that proxy statement carefully in its entirety before you decide how to vote on the merger. In the meantime, we thought it would be helpful at this early date to report to you on the process that was followed by FNB’s Board of Directors (the Board) in considering and ultimately approving the merger.

As you will see from the overview set out in this letter, your Board followed a deliberate and informed decision-making process in considering this matter and eventually reaching its conclusion to recommend the proposed merger to you.

In November 2006, very preliminary contacts between senior management of FNB and VFG occurred. Following those initial contacts, informal discussions continued between the two companies and, on December 21, 2006, your Board authorized the Executive Committee of FNB to investigate a possible merger of the two companies.

As part of a process to assess the merits of various strategic alternatives available to FNB, on February 12, 2007, the Executive Committee of the Board authorized the engagement of Davenport & Company LLC, an experienced investment banking firm, with a significant financial institutions practice, to make a general presentation to the Board on strategic alternatives available to FNB. In order to assure that Davenport presented the most objective analysis possible, the Executive Committee intentionally did not advise Davenport of the preliminary discussions that had taken place between FNB and VFG. Davenport made its presentation to your Board on February 22, 2007. The essence of the presentation made by Davenport was that FNB, which has produced a total return for its shareholders over the past 10 years well in excess of the Standard & Poor’s 500 Index, was a well-managed institution, was under no compulsion to enter into any strategic transaction, and in a sense was “in control of its own destiny.” Davenport suggested several alternatives, including a merger of equals, for the Board’s consideration.

In connection with this proposed transaction, VFG had itself retained Sandler O’Neill + Partners, L.P., a nationally recognized investment banking firm, to advise VFG on the financial implications of a possible merger with FNB. On March 16, 2007, the Executive Committee invited Sandler O’Neill to make a presentation to your Board about the proposed benefits of the merger to both FNB and VFG from Sandler O’Neill’s perspective, as advisor to VFG. Sandler O’Neill made that presentation on March 29, 2007.

After having received the presentation from Sandler O’Neill, your Board thought it was important for it to receive an analysis of the possible merger with VFG by its own independent financial advisor. The Board thought it was very important that any financial advice or review that it received from any investment banking firm be independent of any interest that such a firm might have in the success of any ultimate merger transaction. On April 24, 2007, Davenport was approached about its willingness to evaluate the VFG proposal for an hourly fee as opposed to being compensated based on whether or not a transaction ever occurred. Again, your Board thought that it was very important that it receive independent advice concerning the financial aspects of any proposed merger, from the standpoint of FNB and its shareholders. On April 26, 2007, the Board decided to ask Davenport to make such a proposal. On May 2, 2007, Davenport submitted an engagement proposal.

On May 8, 2007, representatives of Davenport met with the Board to review Davenport’s engagement proposal. Davenport also provided the Board with a preliminary report containing financial comparisons of FNB and VFG and a preliminary review of the information made available to the Board on March 29, 2007, by Sandler O’Neill. At the conclusion of the meeting, the Board approved the engagement of Davenport to assist the Board with its continued evaluation of strategic alternatives, including an assessment of the potential merger with VFG. The engagement was on an hourly basis with no part of Davenport’s compensation contingent on the consummation of any transaction, including a possible transaction with VFG.

On June 13, 2007, representatives of Davenport again met with the Board to review strategic options available to FNB to enhance shareholder value. Such options included: (i) remaining independent, with share repurchase programs, accelerated branch growth and non-banking growth opportunities, (ii) entering into a merger of equals transaction, including the proposed merger with VFG, (iii) entering into acquisition transactions of smaller banking institutions, and (iv) the outright sale of FNB to a larger financial institution.

Based on its analysis, Davenport concluded, and so advised the Board, that the proposed merger of equals transaction with VFG had the potential to provide superior financial benefits to those that might reasonably be expected to result from the other alternatives examined by Davenport, including remaining independent, other than the outright sale of FNB to a larger financial institution. 1 Therefore, even though Davenport had reported to the Board on February 22, 2007, that FNB was under no compulsion to enter into any strategic transaction, Davenport reported that the proposed merger appeared to offer significant financial benefits to the shareholders of FNB.

Davenport’s report stated: “A successful MOE [merger of equals] offers the ability to immediately and substantially enhance shareholder value and still provide the Company (FNB) with an equal partner’s role in future management and strategy. The proposed transaction with VFG appears to meet all the criteria for a successful MOE.” In addition, Davenport noted that all of the future strategic alternatives available to FNB as an independent entity would generally remain available to the combined company resulting from the merger and, furthermore, the ability to successfully execute such strategies might be enhanced by the greater resources and expanded market presence of the combined company.

At the conclusion of its meeting on June 13, 2007, and after the six months of study and deliberation outlined above, the Board authorized the engagement of Davenport to represent FNB in connection with the Board’s consideration of the proposed merger with VFG. The Board selected Davenport because of the thorough and complete knowledge of both FNB and VFG it had acquired as a result of its prior separate and distinct engagements by FNB. In this connection, the Board authorized management to negotiate a new engagement agreement with Davenport. As is customary in such transactions, this new engagement provided that Davenport would receive a fee for negotiating the terms of a transaction with VFG and delivering a fairness opinion to your Board as to the fairness, from a financial point of view, of the consideration to be received by FNB’s shareholders in the merger. The fee to be paid to Davenport is equal to four-tenths of one percent (0.40%) of the overall consideration received by FNB shareholders in the transaction; however the payment of that fee would be contingent upon a merger with VFG actually being completed. In other words, your corporation was not at risk for the payment of this additional fee, if, for some reason, a definitive merger agreement was entered into, but the merger did not occur.

On June 28, 2007, your Board met again to consider a preliminary term sheet for a proposed merger with VFG which had been negotiated with the assistance of Davenport and to receive additional information requested by certain members of the Board. At the conclusion of that meeting, the Board authorized FNB management to proceed with the appropriate next steps in this process, including due diligence on the operations and prospects of VFG, and authorized management to enter into negotiations to see if a definitive merger agreement could be reached with VFG based upon the terms previously discussed.

[1]

While an outright sale would likely have produced the greatest short term stock price premium, a sale for cash would not have permitted FNB’s shareholders to participate as owners going forward. Even in the case of an outright sale for stock, the long term impact to remaining shareholders would have been highly dependent upon the strategies and performance of the acquiring institution, over which FNB’s shareholders, management and board would have limited or no control.

On July 26, 2007, your Board met to receive further information from its advisors and from management, to review with legal counsel the terms of the definitive merger agreement that had been negotiated between the parties, and to receive an opinion from Davenport as to whether the terms of the proposed merger would be fair to shareholders of FNB, from a financial point of view.

As part of its presentation, Davenport reported that FNB shareholders would receive 1.585 shares of the company resulting from the merger in exchange for each of their shares of FNB stock and, as a result, FNB shareholders would hold more than 52% of the combined company’s shares. After receiving Davenport’s presentation, an explanatory review of the terms and conditions of the definitive merger agreement from FNB’s outside legal counsel, and the opinion from Davenport that the merger consideration to be received was fair to the shareholders of FNB, from a financial point of view, your Board voted 9 to 3 to approve the proposed merger agreement.

The above information describes the process that your Board followed in both considering and ultimately approving the merger agreement with VFG. As you can see, the process was a deliberate and informed process, utilizing outstanding outside advisors.

Again, we are very excited about this opportunity for FNB, our shareholders, and our customers. As Davenport reported to your Board on June 13, 2007, it is not often that a proposal offers the ability to immediately and substantially enhance shareholder value for our shareholders and at the same time provides FNB with an equal partner’s role in the future management and strategy of the resulting company. The proposed merger with VFG meets all of these objectives and that is why it was overwhelmingly approved by your Board.

Thank you for your careful attention to this information. As stated earlier in this letter, in due course you will receive a detailed proxy statement containing full information concerning the proposed transaction. Please await the receipt of all of that detailed information before you decide how to vote your shares on the merger.

Sincerely,

Jon T. Wyatt, Chair	Glen C. Combs, Director	Beverley E. Dalton, Director

William P. Heath, Jr., Director	F. Courtney Hoge, Director	Steven D. Irvin, Director

Harold K. Neal, Director	Raymond D. Smoot, Jr., Director	Charles W. Steger, Director

Highlights of Proposed Merger Between

FNB Corporation and

Virginia Financial Group, Inc.

1.	Both the new bank and the operations center for the new bank will be headquartered in Christiansburg, Virginia.

2.	FNB Corporation (FNB) shareholders will receive 1.585 shares of stock in the new bank holding company for each share of stock in FNB.

3.	FNB shareholders will own slightly more than 52% of the new bank holding company, which will be headquartered in Charlottesville, Virginia.

4.	The merger will result in a pro forma increase in dividends per FNB share from $0.84 to $1.014, an increase of more than 20.7%.

5.	The merger is expected to create over $9 million of fully phased-in expense savings.

6.	The merger is expected to be accretive to (i.e., increase) earnings per share for FNB in the first full year following closing of the merger, assuming realization of projected cost savings.

7.	The merger will create the largest independent commercial bank headquartered in Virginia.

8.	The chairman of the new bank will be Dr. Raymond D. Smoot, Jr., Chairman of First National Bank. The chairman of the new bank holding company will be William P. Heath, Jr., President and CEO of FNB.

9.	The president of the new bank will be Gregory W. Feldmann, President and CEO of First National Bank and COO of FNB.

10.	FNB directors will constitute one-half of the board of directors of the new holding company. First National Bank directors will constitute one-half of the board of directors of the new bank.

11.	The merger will permit FNB’s shareholders to gain immediate and substantial exposure to, and participation in the faster growing markets served by VFG, which recorded weighted average population growth since 2000 of 12.4% versus 2.8% for FNB’s markets.

12.	The merger will combine FNB with VFG, which generated superior returns on average shareholders’ equity of 13.9% and 13.6% in 2005 and 2006, respectively, versus 11.4% in 2005 and 10.8% in 2006 for FNB.

13.	No branch closures will occur as a result of the merger, and there will be increased opportunities for growth through new branching and/or new acquisitions.

14.	All of the strategic alternatives available to FNB as an independent entity will generally remain available to the combined company, and the ability to successfully execute such strategies will likely be enhanced by the greater resources and expanded market presence of the combined company.

15.	The new bank will have an enhanced ability to serve its customers more broadly and effectively because of greater scale, broader product mix, and higher lending limits.

16.	The merger will be tax-free (i.e., no taxable gain to the shareholders of FNB on the stock consideration to be received).

News Release Regarding Proposed Merger Between

FNB Corporation and

Virginia Financial Group, Inc.

Christiansburg and Charlottesville, Virginia. July 26, 2007 — FNB Corporation (FNB) (NASDAQ:FNBP) and Virginia Financial Group, Inc. (VFG) (NASDAQ:VFGI) announced today that they have entered into a definitive agreement to combine in a merger of equals transaction, creating the largest independent bank holding company headquartered in the Commonwealth of Virginia.

Under the terms of the merger agreement, FNB shareholders will receive 1.5850 shares of VFG common stock for each of their shares of FNB common stock, with each share of VFG common stock becoming one share of common stock of the resulting holding company. FNB and VFG will consolidate their banking subsidiaries into one state-chartered bank. Both the resulting holding company and its banking subsidiary will be renamed and will initially consist of 67 full-service banking offices, total assets of over $3 billion and total deposits of approximately $2.6 billion. In addition, the resulting company’s combined trust and wealth management unit will have approximately $1 billion in assets under management. The resulting holding company will be headquartered in Charlottesville, Virginia, with its banking subsidiary and operations center headquartered in Christiansburg, Virginia. The resulting holding company will be governed by a Board of Directors of up to 24 directors, with equal representation from FNB and VFG. The banking subsidiary’s Board of Directors will also have equal representation from FNB and VFG. Current FNB President and Chief Executive Officer William P. Heath, Jr. will serve as Chairman of the Board for the resulting holding company. Current VFG President and Chief Executive Officer O. R. Barham, Jr. will serve as President and Chief Executive Officer for the resulting holding company. Gregory W. Feldmann, current FNB Chief Operating Officer and President and Chief Executive Officer of FNB’s subsidiary, First National Bank, will serve as President and Chief Executive Officer of the resulting banking subsidiary. Raymond D. Smoot, Jr., current Chairman of the Board of FNB’s First National Bank, will serve as Chairman of the Board of the resulting banking subsidiary. Current VFG Executive Vice President and Chief Operating Officer Litz Van Dyke will serve as Executive Vice President and Chief Operating Officer for the resulting holding company, and current VFG Executive Vice President and Chief Financial Officer Jeffrey W. Farrar will serve as Executive Vice President and Chief Financial Officer for the resulting holding company.

The merger is subject to customary closing conditions, including approval by VFG’s and FNB’s shareholders and by both companies’ regulatory agencies. The merger, which is expected to yield approximately $9.4 million in annual cost savings for the resulting holding company and banking subsidiary, is anticipated to be completed during the last quarter of 2007. Combined transaction costs for FNB and VFG are estimated at $8.5 million and are expected to be incurred in 2007.

“This combination will create the largest independent bank holding company based in Virginia, and will enable us to better leverage resources and enhance our ability to achieve greater earnings and balance sheet growth. We see this transaction as a unique opportunity to bring two very compatible companies together in a combined company that will be much stronger than the sum of its parts. VFG and FNB have earned reputations as high quality community-focused banks with solid infrastructures that provide excellent service to their customers. While there is no overlap between our branch networks, we operate in contiguous regions of Virginia. Our people are our strength, and both companies have empowered them to make decisions that fulfill our customers’ needs,” said Bill Heath, President and Chief Executive Officer of FNB.

“VFG and FNB share similar cultures and visions for the future. We look forward to integrating the companies and creating a strong platform for expanding the combined company’s branch network and ultimately seeking acquisition opportunities and merger partners. We believe our customers will appreciate the expanded geographic footprint, and the communities we serve will benefit from our enhanced ability to compete in the marketplace. Our employees will be partnered with a larger, more vibrant company with more opportunities for advancement, and we believe our shareholders will benefit from significant increased earnings opportunities. The merger will provide a combination of both fast growing and stable markets across a contiguous franchise,” said Ed Barham, President and Chief Executive Officer of VFG.

FNB was advised by Davenport & Company LLC, which rendered a fairness opinion to the FNB Board of Directors, and Troutman Sanders LLP served as legal advisor to FNB. VFG was advised by Sandler O’Neill + Partners L.P., which rendered a fairness opinion to the VFG Board of Directors, and LeClair Ryan, A Professional Corporation served as legal advisor to VFG.

About the Companies

VFG is the holding company for Planters Bank & Trust Company of Virginia in Staunton; Second Bank & Trust in Culpeper; and Virginia Commonwealth Trust Company in Culpeper. VFG is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management service via its trust company affiliate. VFG maintains a network of 40 branches and two loan production offices serving Northern, Central and Southwest Virginia. It also maintains five trust and investment service offices in the same markets. The common stock of VFG is traded on the NASDAQ Global Select Market under the symbol “VFGI.”

FNB is the holding company for First National Bank, headquartered in Christiansburg and operating 27 full-service branches and two loan production offices. FNB offers a range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, agricultural loans, small business, and FHA and SBA guaranteed loans, commercial loans, lines and letters of credit as well as trust services and investment products. The common stock of FNB is traded on the NASDAQ Global Select Market under the symbol “FNBP.”

Additional Information about the Merger and Where to Find It

This communication is being made in respect of the proposed merger of FNB and VFG. In connection with the proposed merger, VFG plans to file with the Securities and Exchange Commission (the SEC) a registration statement on Form S-4 to register the shares of VFG common stock to be issued to the shareholders of FNB in the transaction. The registration statement will include a joint proxy statement/prospectus which will be mailed to the shareholders of FNB and VFG seeking their approval of the merger. In addition, each of FNB and VFG may file other relevant documents concerning the proposed merger with the SEC.

INVESTORS AND SECURITY HOLDERS OF FNB AND VFG ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FNB, VFG AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (when available) through the website maintained by the SEC at http://www.sec.gov. Free copies of the joint proxy statement/prospectus (when available) also may be obtained by directing a request by telephone or mail to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or Virginia Financial Group, Inc., 1807 Seminole Trail, Suite 104, Charlottesville, Virginia 22901, Attention: Investor Relations (telephone: (434) 964-2217) or by accessing FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings” or VFG’s website at http://www.vfgi.net under “SEC Filings and Other Documents.”

FNB and VFG and their respective directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of FNB and/or VFG in connection with the merger. Information about the directors and executive officers of FNB is set forth in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the directors and executive officers of VFG is set forth in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

The information on FNB’s and VFG’s websites is not, and shall not be deemed to be, a part of this communication or incorporated into the filings either company makes with the SEC.

Statements made in this communication, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this communication and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger or regarding future results or expectations. FNB intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. FNB’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the businesses of FNB and/or VFG may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenue following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies’ respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines; and (7) other risk factors detailed from time to time in filings made by FNB and VFG with the SEC. FNB undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.